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                                                                   EXHIBIT 10.14


FOR IMMEDIATE RELEASE



EDITOR'S CONTACT:
Thomas R. Anderson                          Michael R. Manning
Vice President, CFO                         Secretary & Treasurer
QLogic Corporation                          QLogic Corporation
Phone:  714/668-5092                        Phone:  714/668-5344
Fax:  714/668-5090                          Fax:  714/668-5090

                QLOGIC CORPORATION ANNOUNCES 2-FOR-1 STOCK SPLIT

         Costa Mesa, Calif., February 3, 1999 -- QLogic Corporation (Nasdaq:QLGC), a leader in the Input/Output (I/O) industry, announced today that its Board of Directors ratified a proposed two-for-one stock split of the Company's issued and outstanding common stock. As announced in November 1998, the stock split was subject to holders of at least a majority of the outstanding common stock approving an increase in the total number of the Company's authorized shares of common stock. The Company announced today that such consent has been obtained. Consequently, the Board of Directors announced that the stock split will be effective on February 15, 1999, at which time it will file an amendment to its Certificate of Incorporation with the Delaware Secretary of State, effecting the increase in the number of authorized shares of common stock and the concurrent two-for-one stock split. Stockholders of record on February 15, 1999 will be entitled to receive post-split shares of common stock. QLogic anticipates that stock certificates representing each stockholder's post-split additional shares will be mailed to stockholders on February 22, 1999.

         On January 29, 1999, QLogic had 8,869,570 shares of common stock outstanding. After the stock split, the Company will have approximately 17.7 million common shares outstanding.

         H.K. Desai, president and chief executive officer of the Company, said "The stock split is designed to attract additional individual stockholders, increase the liquidity of the stock and diversify the stockholder base."

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         QLogic Corporation is a leading designer and supplier of semiconductor and board-level I/O products. The Company's products provide a high performance connection between computer systems and their attached data storage peripherals, such as hard disk and tape drives, and RAID subsystems. QLogic provides I/O technology solutions by designing and marketing single chip controller and adapter board products for both sides of the computer/peripheral device interlink, or "bus." Historically, the Company has targeted the high performance sector of the I/O market, focusing primarily on the small computer system interface (SCSI) standard. The Company is utilizing its I/O expertise to develop products for emerging I/O standards such as fibre channel. Fibre channel is experiencing early industry acceptance as a higher performance solution that maintains signal integrity while allowing for increased connectivity between a computer system and its data storage peripherals.

         With the exception of historical information, the statements set forth above include forward-looking statements that involve risks and uncertainties. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include new and changing technologies and customer acceptance of those technologies; a change in semiconductor foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; the Company's ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and reductions in the need for space and increased costs of operations due to facility relocation. Carrying additional expansion space may increase costs and adversely impact future earnings. Cancellation of OEM products associated with design wins; and increased costs of operations due to facility relocation and expansion.

         These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K and 10-Q. More information on QLogic is available from the Company's SEC filings. Contact QLogic Corporation, 3545 Harbor Blvd., Costa Mesa, CA 92626. Sales 800/662-4471. Corporate 714/438-2200. World Wide Web http://www.qlc.com.

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